As filed with the Securities and Exchange Commission on December 2, 2004

Registration No. 333-_______________

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
under
the Securities Act of 1933

PRA International

(Exact name of registrant as specified in its charter)

Delaware	8731	54-2040171
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Number)	Identification No.)

8300 Greensboro Drive
McLean, VA 22102
(703) 748-0760
(Address of registrant’s
principal executive
offices)

PRA International
2004 Incentive Award Plan

PRA International (formerly PRA Holdings, Inc.)
Stock Option Plan

PRA International, Inc.
1997 Stock Option Plan

PRA International, Inc.
Amended and Restated 1993 Stock Option Plan

(Full title of Plan)

Copies to:

Spiro Fotopoulos	James F. Rogers
PRA International	Joel H. Trotter
8300 Greensboro Drive	Latham & Watkins LLP
McLean, VA 22102	555 Eleventh Street, NW, Suite 1000
(703) 748-0760	Washington, DC 20004
(202) 637-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Each Class	Amount	Maximum	Maximum	Amount of
of Securities to	to be	Offering Price	Aggregate Offering	Registration
be Registered	Registered (1)	Per Share	Price	Fee
Common Stock, $0.01 par value	2,000,000 shares	$22.82 (2)	$45,640,000.00	$5,782.59
Common Stock, $0.01 par value	3,147,282 shares	$5.48 (3)	$17,247,105.36	$2,185.21
TOTAL	5,147,282 shares	—	$62,887,105.36	$7,967.80 (4)

(1)	This registration statement registers the issuance of (a) 2,000,000 shares of common stock, which are issuable pursuant to the awards to be granted under the PRA International 2004 Incentive Award Plan (the “2004 Plan”) and (b) 3,147,282 shares of common stock issuable pursuant to the exercise of options outstanding under the PRA International (formerly PRA Holdings, Inc.) Stock Option Plan, the PRA International, Inc. 1997 Stock Option Plan and the PRA International, Inc. Amended and Restated 1993 Stock Option Plan (the “Prior Plans” and together with the 2004 Plan, the “Plans”), and substitutions to shares to account for any changes in capitalization such as, a stock split, stock dividend, or similar transaction involving the Company’s common stock, in accordance with Rule 416(a) under the Securities Act.

(2)	Pursuant to Rule 457(h), the Proposed Maximum Offering Price is based on the average high and low trading price, equal to $22.82 per share, of our common stock as reported for November 29, 2004 on the Nasdaq Stock Market.

(3)	The Proposed Maximum Offering Price is based on the weighted average exercise price per share of $5.48 as to outstanding but unexercised options to purchase Common Stock under the Prior Plans.

(4)	In connection with the filing of the Registration Statement on Form S-1 (No. 333-116424) of PRA International, $18,213.13 was remitted on June 14, 2004 to cover the filing fee, leaving a balance of $2,476.99 after full payment of the applicable filing fee. Thus, the filing fee of $7,967.80 for this Registration Statement is offset against the balance of $2,476.99 remaining after the filing fee for the Registration Statement on Form S-1 was paid in full. As a result, $5,490.81 is due in connection with this filing and is being paid as of the date hereof.

PART I

     The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Commission by the Company, are incorporated as of their respective dates in this Registration Statement by reference:

A.	The Company’s latest prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 on November 18, 2004.

B.	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A as filed with the Commission on November 17, 2004 and all amendments thereto.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

     Not required to be filed with this registration.

Item 5. Interests of Named Experts and Counsel

     The validity of the shares of common stock registered hereby has been passed upon by Spiro Fotopoulos, who serves as Managing Attorney of the Company. Mr. Fotopoulos has received and is eligible to receive grants under the Plans.

Item 6. Indemnification of Directors and Officers

     Section 102 of the Delaware General Corporation Law, or DGCL, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

     Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding—other than an action by or in the right of the Company—by reason of the fact that the person is or was a director, officer, agent, or employee of the Company, or is or was serving at our request as a director, officer, agent, or employee or another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with

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such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Company, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Company as well as but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Company, unless the court believes that in light of all the circumstances indemnification should apply.

     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

     Our Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by the DGCL, including in circumstances in which indemnification is otherwise discretionary under the DGCL. In addition, we intend to enter into separate indemnification agreements with our directors which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service other than liabilities arising from willful misconduct of a culpable nature. We also intend to maintain director and officer liability insurance, if available on reasonable terms. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

Exhibit	Description

4.1*	Second Amended and Restated Certificate of Incorporation of PRA International

4.2*	Amended and Restated Bylaws of PRA International

4.3*	PRA International, Inc. Amended and Restated 1993 Stock Option Plan

4.4*	PRA International, Inc. 1997 Stock Option Plan

4.5*	PRA International (formerly PRA Holdings, Inc.) Stock Option Plan

4.6*	PRA International 2004 Incentive Award Plan

5.1	Opinion of Spiro Fotopoulos, Managing Attorney of the Company

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of KPMG LLP

23.3	Consent of Spiro Fotopoulos (included in the opinion filed as Exhibit 5.1)

* Incorporated herein by reference to exhibits filed with our Registration Statement on Form S-1, as amended to date (Registration No. 333-116424)

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Item 9. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in, McLean, Virginia, on this 2nd day of December, 2004.

PRA INTERNATIONAL

By:	/s/ PATRICK K. DONNELLY

Patrick K. Donnelly President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby authorizes and appoints Spiro Fotopoulos as attorney-in-fact and agent, with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorney-in-fact and agent full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PATRICK K. DONNELLY Patrick K. Donnelly	President and Chief Executive Officer	December 2, 2004

/s/ J. MATTHEW BOND J. Matthew Bond	Senior Vice President, Chief Financial Officer, Assistant Treasurer and Assistant Secretary	December 2, 2004

/s/ DAVID G. MATHEWS III David G. Mathews III	Vice President and Controller	December 2, 2004

/s/ JEAN-PIERRE L. CONTE Jean-Pierre L. Conte	Director	December 2, 2004

/s/ MELVIN D. BOOTH Melvin D. Booth	Director	December 2, 2004

/s/ ROBERT E. CONWAY Robert E. Conway	Director	December 2, 2004

/s/ ROBERT J. WELTMAN Robert J. Weltman	Director	December 2, 2004

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